Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Putnam Large Cap Value Fund (formerly, the Putnam Equity Income Fund)

We consent to the use of our report dated January 10, 2020, with respect to the financial statements of Putnam Large Cap Value Fund (formerly, the Putnam Equity Income Fund), incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

March 24, 2021